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Rites of engagement

By Jeff Woodbury

Shareholders will gather in Dallas tomorrow for the 135th annual meeting in ExxonMobil’s long history.

As Suzanne McCarron noted last year, ExxonMobil’s annual meeting is a two-way street of engagement, not just a “State of the Union” address from our chairman and CEO, Darren Woods, about the health of the company. It offers an opportunity for shareholders to share their comments and questions with our management and board of directors.

This once-yearly event is not the only avenue for shareholders to express their thoughts to ExxonMobil.

The reality is that we have a robust program of engagement with shareholders throughout the year. For example, over the past 12 months we have had direct engagement – in-person meetings, phone conversations, correspondence, webcasts, etc. – with diverse groups and individuals representing about a quarter of ExxonMobil’s 4.2 billion outstanding shares.

These regular discussions and meetings help shape the approach we take to our business and to the environment in which we operate. The influence of outside stakeholders can be seen in many of our company publications and disclosures, particularly the Corporate Citizenship Report, as well as the newly released Energy & Carbon Summary that was published along with ExxonMobil’s 2017 proxy statement.

Investor engagement covers a range of issues. In recent years, the topic of managing the potential risks of climate change has been present in many of these discussions – discussions that inform our deliberations and have helped ExxonMobil clarify and articulate our positions.

We embrace the opportunity in these discussions, as well as at the annual meeting, to highlight our work in the search for solutions – particularly the development of technologies to increase efficiency and to supply lower-emissions energy both economically and sustainably.

Over the course of a year, shareholders will put forth any number of proposals from a number of perspectives covering a host of topics.

In many of these instances, when we meet we are able to forge consensus, benefiting both parties. When we are unable to come to an agreement, those proposals are then put to a vote at the annual meeting.

This year there are nine such shareholder proposals. For many of these, the corporation agrees with the underlying objective of the proposal – we just have a different view on the best means to achieve it.

Every shareholder should come to an ExxonMobil annual meeting at some point in his or her lifetime – like a tour of Wall Street and the New York Stock Exchange, it is a visible reminder of the strength of publicly traded companies and the role of the capital markets in underpinning not only the American but the global economy.

If you can’t make it in person tomorrow, you can still follow along via webcast. I encourage everyone to tune in at 9:30 a.m. CT.

Jeff Woodbury is ExxonMobil’s vice president of investor relations and corporate secretary.